Exhibit 10(b)

                        AMDAHL CORPORATION

                      1996 BONUS PROGRAM FOR
           OFFICERS, VICE PRESIDENTS, SENIORS AND KEYS

Principles:

1. Maintain a tiered approach to bonus plans to reflect market practice

2.   Raise the threshold at which bonuses begin to be paid

3. Strengthen the link between performance and compensation by trending salaries towards the 50th percentile and targeting base salary plus bonus to the 75th percentile of the market

4. Increase the bonus opportunity to make possible greater variability in pay

5. Make pre-tax profit, operating income or other financial measures the determinant at target of 60 percent of bonus opportunity for Seniors and Keys and 80 percent for Vice
Presidents and Officers

6. Make performance against other operational goals the determinant at target of 40 percent of bonus opportunity for Seniors and Keys and 20 percent for Vice Presidents and Officers

7. Persons managing or assigned to the various lines of business may earn 60 percent of bonus based on their units' operating income or other financial measures at target

8. Persons managing or assigned to the corporate functions may earn 60 percent of bonus based on corporate pre-tax income profit at target


Bonus Eligible Population

Approximately nine percent of the company's employees would be bonus eligible. These employees have been assigned to various levels of incentive participation based on competitive positioning and internal organization.

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Representative               Bonus
Participants                 Range

Executive VP's               0-120%

Sr. Officers                 0-100%
& LOB GM's

Other Officers               0-75%
& Senior VP's

Other VP's                   0-60%

Seniors                      0-30%

Keys                         0-15%